FOR IMMEDIATE RELEASE
PITTSBURGH, PA
October 17, 2007

CONTACT:

Dee Ann Johnson
Vice President Controller and Treasurer
(412) 456-4410
dajohnson@ampcopgh.com

Ampco-Pittsburgh (NYSE: AP) Announces Strong Operating Results for the Third Quarter.

Ampco-Pittsburgh Corporation reported a significant increase in earnings for the third quarter 2007.  The results reflect the continuing high level of demand for rolling mill rolls manufactured by the Forged and Cast Rolls group from the steel and aluminum industries throughout the world.  The backlog of orders is at record levels which is expected to generate strong earnings for the balance of the year and in 2008.  In addition, operating income for the Air and Liquid Processing segment showed improvement in the quarter.

Sales for the three and nine months ended September 30, 2007 were $87,160,000 and $263,640,000, respectively, against sales of $79,069,000 and $223,413,000 for the three and nine months ended September 30, 2006.  Net income for the three months ended September 30, 2007 and 2006 was $9,399,000 or $0.92 per share and $6,644,000 or $0.68 per share, respectively, and for the nine months ended September 30, 2007 and 2006 was $29,041,000 or $2.90 per share and $18,773,000 or $1.91 per share.

Income from operations approximated $14,206,000 and $43,475,000 for the three and nine months ended September 30, 2007, respectively, against $9,808,000 and $26,670,000 for the comparable prior year periods.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION
FINANCIAL SUMMARY

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2007	2006	2007	2006

Sales	$87,160,000	$79,069,000	$263,640,000	$223,413,000

Income from operations	14,206,000	9,808,000	43,475,000	26,670,000
Other (expense) income – net	(280,000)	(91,000)	(329,000)	990,000

Income before income taxes	13,926,000	9,717,000	43,146,000	27,660,000
Income tax expense	4,527,000	3,073,000	14,105,000	8,887,000

Net income	$9,399,000	$6,644,000	$29,041,000	$18,773,000

Earnings per common share:
Basic	$0.92	$0.68	$2.90	$1.91
Diluted	$0.92	$0.67	$2.88	$1.88